November 4, 2026

Dear Shareholders,

This past quarter put Zillow's durability on display.

Consumers and real estate agents are experiencing one of the toughest housing markets in a generation. But even as housing conditions deteriorated sharply, Zillow kept growing and outperforming, powered by our brand, audience, value to partners, disciplined cost management, and strong growth levers across our well-diversified business. These advantages are driving our performance through an exceptionally difficult macro environment today and position us to accelerate when conditions improve.

To understand our opportunity, it's important to understand that real estate is fundamentally different from other transactions. Choosing where you want to build your life and raise your kids is consequential. It's not just another mundane to-do list item most people will hand over to a personal AI assistant — it's something most people *want* to do.

Housing is complex and deeply personal. Consumers want to see all their options and spend significant time dreaming, exploring neighborhoods, comparing floor plans, understanding tradeoffs, virtually walking through a given home and picturing what daily life would feel like there. They want to go down the rabbit hole, and when they're ready, they want to confidently make decisions and easily take the next big step.

That is the experience Zillow is especially effective at delivering — which is why our brand is so beloved, our platform is so sticky, and our relationship with consumers endures across market cycles.

According to Comscore, Zillow attracted 77% of average monthly unique visitors in the real estate category in Q3, an all-time high. About 80% of our traffic still comes directly to Zillow rather than from third-party sources like search engines.[2] Traffic from search engine optimization, which is a much smaller channel for us, also held steady in Q3.

Q3 Key Highlights

Revenue:
$724 Million (+7% YoY)

GAAP Net Loss:
$158 Million

Adjusted Net Income:[1]
$124 Million

Adjusted EBITDA:[1]
$182 Million

Average Monthly Unique Users:
215 Million (-3% YoY)

Visits:
2.3 Billion (-5% YoY)

[1] *Adjusted net income and Adjusted EBITDA are non-GAAP financial measures; they are not calculated or presented in accordance with GAAP. Please see the "Use of Non-GAAP Financial Measures" section below for more information about the presentation and calculation of Adjusted net income and Adjusted EBITDA, including reconciliations to the most directly comparable GAAP financial measures for the relevant period.*
[2] *Zillow internal data and estimates, 2026.*

1 | Q3 2026

AI accelerates our ability to serve consumers and deepens our relationship with them. Zillow AI mode3 brings conversational, personalized guidance4 into the Zillow experience people already know and trust — giving them more reasons to start, and stay, with Zillow. Our data shows that consumers who use AI mode spend nearly three times as long on Zillow, run more searches, view more homes and request more tours. We’ve seen this pattern before: People spent more time on Zillow when it became available on their phone and not just their desktop. We’re seeing the same signals emerge with AI mode. Buyers spend an average of two to three hours a week with us over about five months — and then for most, Zillow software and services power their transaction: the majority of residential real estate transactions in the U.S. run through our professional software. Because of Zillow’s transaction infrastructure, our agentic AI does more than guide the shopping experience people love; it assists consumers and professionals throughout the transaction itself. This strengthens the conviction we had when we launched AI mode: we expect combining Zillow’s visual platform with an intelligent, always-on agentic companion will set the new standard for how people dream, shop and transact real estate. AI mode is now available to 100% of our signed-in users, and we continue to see early signals of what is possible. With agentic AI embedded directly on Zillow,5 we can also make real estate professionals more productive, help them serve clients better, and convert more of the traffic from people already obsessing on Zillow every day into real-world transactions. We’re using AI the same way inside the company and it’s changing how Zillow’s engineers work:6 They’re shipping 60% more changes to production than they did in 2024, while quality has improved significantly. That pace is how we get new products and services into the hands of professionals and consumers faster. 6https://www.zillow.com/news/how-zillows-engineers-are-actually-using-ai/ 5https://www.zillow.com/news/zillow-ai-native-housing-platform/ 4https://www.zillow.com/news/internet-made-homes-searchable-zillow-ai-will-make-journey-navigable/ 3https://www.zillow.com/news/zillow-debuts-ai-mode/ 2 | Q3 2026

RENTALS In 2025, more than 17 million U.S. households moved into a new rental, compared with 4.8 million existing and new homes sold — more than three and a half rental moves for every home purchase.7 Rentals now accounts for 30% of our total revenue, up from 21% two years ago. Zillow Rentals is also now the first-choice brand for 43% of renters — more than twice the preference rate of the next-closest brand.8 Diversifying into this space has brought us a large growth opportunity and made our business more robust. Our Rentals strategy is to offer the broadest, most comprehensive inventory from single-family homes to large apartment buildings, and to streamline the transaction experience for consumers and housing providers. Our unique inventory of smaller longtail9 properties is a strategic asset. We estimate longtail properties constitute more than half of all rental units in the market. Our longtail marketplace brings applications, tenant screening, leases and payments into one connected experience. This gives landlords a simpler way to manage rentals and reach qualified renters, and gives renters an easy path from search to lease. As more of the rental transaction happens through Zillow, we have more opportunities over time to generate revenue from the services around it. Our one-of-a-kind inventory and streamlined experience attract renters and generate more qualified demand, which delivers stronger ROI for property managers. As a result, more multifamily10 operators are choosing to advertise with Zillow Rentals and upgrade to broader packages. A record 81,000 multifamily properties advertised on Zillow as of the end of Q3, up 17% year over year. Multifamily property managers spend an estimated $10 billion a year on advertising; Zillow is only scratching the surface of that opportunity today.11 11Zillow internal data and estimates, 2026. 10Zillow Rentals generally defines “multifamily” properties as those with 25 or more units. 9Zillow Rentals generally defines “longtail” properties as those with fewer than 25 units, including single-family homes. 8Zillow internal data and estimates, 2026. 7Zillow internal estimates, based on data from National Association of REALTORS® Economic Outlook as of December 2025 and U.S. Census Bureau’s Monthly New Residential Sales, December 2025. 3 | Q3 2026

We see a clear path to more than $1 billion in annual Rentals revenue and a substantial opportunity to keep growing across both multifamily and longtail rentals well beyond that milestone.12 FOR SALE In For Sale, our goal is to help more people turn the dream of home into reality using Zillow products, services and partners. Zillow is uniquely positioned to deliver this through a great digital experience; comprehensive listings and rich media; deep consumer context and personalized guidance; convenient financing through Zillow Home Loans;13 and trusted, top-tier professional partners who are equipped with innovative tools to serve clients better at every step. Seventy percent of people who buy or sell a home in the U.S. are already on Zillow.14 One in four buyers reaches out to connect with Zillow, either through touring, financing or an agent connection.15 This is both meaningful reach and a significant opportunity, as only a small fraction transact with Zillow today. Our strategy to grow For Sale revenue is to participate in more transactions and earn more revenue per transaction. With Zillow Preferred℠,16 we turn more of the demand already on Zillow into successful transactions by working with some of the country’s most productive real estate agents. In Q3, two-thirds of buyer connections came to a Preferred agent partner in the integrated experience, up from about one-third a year ago. We are on track for Preferred to represent more than 75% of connections by year-end, and we expect to reach 100% in the first half of 2027. Preferred connections convert to closed transactions at a higher rate and generate 35% more revenue per connection for Zillow than our legacy advertising model. Our work does not stop at making the connection. By integrating financing through Zillow Home Loans, listing marketing, professional software and transaction services, we help Preferred agent partners become more productive, respond faster, serve clients better, earn 16https://www.zillow.com/preferred/ 15Zillow internal estimate of percentage of total agent partner connections who transact and total purchase mortgage leads who transact, in each case, with or without Zillow 14Zillow Group monthly unique visitors divided by "real estate" monthly unique visitors (as defined by Comscore) for December 2025. 13https://www.zillow.com/homeloans/ 12Please see slide 28 of our February 2026 Investor Deck for more information about this revenue target. 4 | Q3 2026

more business and close more transactions. We expect growth to continue to come from improving conversion, helping partners serve more clients while using Zillow, and increasing adoption of Zillow Home Loans and other services. Buyers who work with a Preferred agent partner and use Zillow Home Loans transact at nearly twice the rate and close faster than those who work with a different lender. In markets where we’ve integrated these two offerings the longest, Zillow Home Loans adoption rates are roughly 20%. We are also making Zillow Home Loans a trusted lender for Preferred agent partners’ entire book of business, not just for clients they connect with through Zillow. And for buyers who want to understand their budget and explore financing before choosing an agent, we are opening up more pathways to get a Zillow Home Loans verified pre-approval.17 AI mode makes us even better at this — financing and affordability are among the most common topics people ask AI mode about, and those conversations create additional opportunities for Zillow to help buyers take concrete steps toward their next home. We have also built up a powerful suite of solutions for selling a home. From a standing start a few years ago, we now expect the combination of Zillow Showcase℠, listing media, and sellers transacting with our agent partners to contribute more than $300 million to our 2026 revenue. For sellers who choose to pre-market their home, Zillow Preview℠18 reaches a broad audience, builds buyer interest, and provides consumer demand insights to inform the launch. We have more than 800 brokerage partnerships19 enabling Zillow Preview, and the listings are now shared with Realtor.com®.20 Most agents who have used Preview use it again on future listings. Preview is a specialized use case within our broader listings marketing suite that helps homeowners get their listing seen and sold. Zillow Showcase21 helps a listing stand out with a proprietary immersive experience that includes 3D tours, interactive floor plans, 21https://www.zillow.com/pro/showcase/ 20https://www.zillow.com/news/zillow-preview-listings-are-now-live-on-realtor-com-offering-the-same-early-access-on-the-two-most-visited- real-estate-platforms-in-the-country/ 19https://www.zillow.com/news/agents-share-how-zillow-preview-makes-their-business-even-mor e-successful/ 18https://www.zillow.com/pro/preview/ 17https://www.zillow.com/news/home-shopping-based-on-verified-buying-power/ 5 | Q3 2026

and SkyTour.22 Showcase is now on 5.4% of all new U.S. listings. Agents who use Showcase on the majority of their listings win 35% more listings than peers who don’t.23 Zillow is a clear leader in next-generation listings beyond Showcase as well. Our rich media is on nearly 12% of all new for-sale listings nationwide, more than other providers. Virtual staging, once limited to Showcase listings, is now available more broadly on Zillow. We are accelerating our innovation pace with remarkable new tools that give buyers a better sense of a home before visiting in person and empower professionals to market their listings more effectively: instant floor plans captured via smartphone, more immersive 3D tours, and AI-generated listing videos created from existing photos without extra capture effort by photographers or agents. By making richer content easier and more affordable to create at scale, Zillow is setting the standard for listing marketing, defining what consumers will expect and demand from every listing. Zillow’s professional software underpins the transaction. ShowingTime24 enables in-person tours on more than 90% of all homes for sale in the country, and dotloop25 facilitates closings for nearly half of all real estate transactions nationwide.26 Follow Up Boss27 is the customer relationship management (CRM) system of choice for the majority of the country’s highest-volume real estate teams, and it had about 141,000 monthly active users in Q3, up 16% year over year. We are developing agentic AI inside Follow Up Boss so agents can spend less time managing their pipelines and more time serving clients. Our AI proactively surfaces the leads and conversations that most need attention and recommends next steps for the agent to approve. This agentic experience builds on the foundation of other popular AI-assisted Follow Up Boss features and moves our software beyond organizing information toward helping agents act on it, making for a more intelligent CRM experience that creates more opportunities to turn relationships into transactions. 27https://www.followupboss.com/ 26Zillow internal data and estimates 25https://www.dotloop.com/ 24https://showingtime.com/ 23https://www.zillow.com/pro/showcase-facts/ 22https://www.zillow.com/news/skytour-is-pushing-the-tech-boundaries-of-real-estate-visualization/ 6 | Q3 2026

Follow Up Boss supports agents’ daily work; Zillow Pro℠28 takes it to the next level. A membership gives agents a connected platform that lets them collaborate with their clients directly on Zillow. Agents with a Zillow Pro membership see on average 15% greater transaction volume than similar agents without Zillow Pro. Individually, these are each valuable products. Connected, they make Zillow the operating system for modern real estate. IN CLOSING Zillow wins because our advantages reinforce each other: Deep consumer engagement gives us rich context that makes our AI products more useful. A more useful experience attracts more high-intent consumers and helps them become transaction-ready. More transaction-ready consumers make Zillow more valuable to real estate professionals. Partnering with the best professionals, and enabling them to serve clients better through our products and services, helps us power more transactions. Every transaction that runs through our infrastructure improves the experience for the next consumer. Those advantages have strengthened through every major technology shift in real estate. Zillow turned on the lights when home shopping moved online, put real estate in people’s pockets when mobile took hold, and is now bringing intelligence and action together through agentic AI. We are building the faster, easier and more affordable moving experience we know is possible. As more consumers and professionals use Zillow to move from dreaming to transacting, the old real estate experience will feel slow, difficult and expensive by comparison. The next era of real estate is taking shape. Zillow is leading the way. Jeremy Wacksman  Jeremy Hofmann CEO    COO & CFO    28https://www.zillow.com/pro/membership/ 7 | Q3 2026

Third-Quarter 2026 Highlights



TOTAL REVENUE
$800M
$600M
$400M
$200M
$0
$676M
$654M
$708M
$772M
$724M
Q3 2025 Q4 2025 Q1 2026 Q2 2026 Q3 2026

- Q3 revenue was up 7% year over year to $724 million, despite a weaker-than-anticipated housing environment. The residential real estate industry grew by 1% in Q3.[29] We estimate Q3 purchase mortgage origination volume for the industry was down 4% year over year.
  - For Sale revenue was flat year over year in Q3 at $489 million.
    - Residential revenue was down 4% year over year in Q3 to $419 million, due to higher-than-expected mortgage rates that pressured housing transaction volume.
    - Mortgages revenue increased 32% year over year to $70 million in Q3, primarily due to a 55% increase in purchase loan origination volume to $2.0 billion.
  - Rentals revenue increased 26% year over year in Q3 to $220 million, primarily driven by multifamily revenue growing 35% year over year.
- Net loss was $158 million in Q3, and net loss margin was 22%. Diluted net loss per share was $0.70, compared with diluted net income per share of $0.04 in Q3 2025.
- Adjusted net income was $124 million and Diluted adjusted net income per share[30] was $0.55 compared with $0.44 in Q3 a year ago. Adjusted net income and Adjusted EBITDA exclude the impact of the $165 million Zillow Offers securities class action settlement, net of expected insurance recoveries.[31]
- Adjusted EBITDA was $182 million in Q3, within our outlook range, and Adjusted EBITDA margin[30] was 25%.
- Cash and investments at the end of Q3 were $707 million.
- Traffic to Zillow Group's mobile apps and sites in Q3 was down 3% year over year to 215 million average monthly unique users. Visits during Q3 were down 5% year over year to 2.3 billion.[32] According to Comscore, which tracks growth trends across the residential real estate category, Zillow attracted 77% of average monthly unique visitors in the real estate category in Q3.

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[29] According to the National Association of REALTORS®

[30] Diluted adjusted net income per share and Adjusted EBITDA margin are non-GAAP financial measures; they are not calculated or presented in accordance with GAAP. Please see the "Use of Non-GAAP Financial Measures" section below for more information about the presentation and calculation of each measure.

[31] For information on the Zillow Offers securities class action settlement, please see Zillow Group's Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on October 28, 2026.

[32] For information on our calculation of average monthly unique users and visits, please see Zillow Group's publicly available filings with the U.S. Securities and Exchange Commission. Please see the "Selected Historical Data" section below for the recast of average monthly unique users and visits for certain historical periods.

8 | Q3 2026

Select Q3 2026 Results

FOR SALE



FOR SALE REVENUE
$600M
$500M
$400M
$300M
$200M
$100M
$0
$488M
$475M
$514M
$549M
$489M
Q3 2025
Q4 2025
Q1 2026
Q2 2026
Q3 2026

For Sale revenue was flat year over year in Q3 at $489 million. In Q3, For Sale revenue had an estimated 200-basis-point headwind from the shift of connections to our Preferred partners. Underlying For Sale revenue performance exceeded purchase mortgage origination volume for the industry as a whole by 600 basis points in Q3 when taking the headwind into consideration.[33]

On a trailing 12-month basis, For Sale revenue per total transaction value[34] at the end of Q3 was 8.8 basis points, compared with 8.3 basis points for the same period in 2025.

RESIDENTIAL



RESIDENTIAL REVENUE
$500M
$400M
$300M
$200M
$100M
$0
$435M
$418M
$450M
$465M
$419M
Q3 2025
Q4 2025
Q1 2026
Q2 2026
Q3 2026

Residential revenue declined 4% year over year to $419 million in Q3. The decline was driven by weak housing demand and an estimated 600-basis-point headwind from the impact of transitioning connections to our Preferred partners. Underlying Residential revenue performance exceeded purchase mortgage origination volume for the industry as a whole by 600 basis points in Q3 when taking the headwind into consideration.[35] Also within Residential, Showcase, New Construction, and our suite of agent software tools were positive contributors to revenue performance.

MORTGAGES



MORTGAGES REVENUE
$100M
$80M
$60M
$40M
$20M
$0
$53M
$57M
$64M
$84M
$70M
Q3 2025
Q4 2025
Q1 2026
Q2 2026
Q3 2026

Mortgages revenue increased 32% year over year to $70 million in Q3, driven by 55% growth in our purchase loan origination volume to $2.0 billion. Mortgages revenue was below our outlook because the rapid rise in mortgage rates during the quarter caused lower conversion.



PURCHASE LOAN
ORIGINATION VOLUME
$2,500M
$2,000M
$1,500M
$1,000M
$500M
$0
$1,276M
$1,538M
$1,548M
$2,174M
$1,972M
Q3 2025
Q4 2025
Q1 2026
Q2 2026
Q3 2026

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[33] Underlying For Sale revenue performance is a non-GAAP financial measure. For Q3 2026, we calculate this measure as reported For Sale revenue performance (flat year over year), plus our estimate of the headwind from the impact of transitioning connections to our Preferred partners (200 basis points), or approximately 2% growth. Please see the "Underlying For Sale and Residential Revenue Performance" section below for more information about this measure.

[34] For information on our calculation of For Sale revenue per total transaction value (TTV), please see Zillow Group's publicly available filings with the U.S. Securities and Exchange Commission.

[35] Underlying Residential revenue performance is a non-GAAP financial measure. For Q3 2026, we calculate this measure as reported Residential revenue performance (down 4%), plus our estimate of the headwind from the impact of transitioning connections to our Preferred partners (600 basis points), or approximately 2% growth. Please see the "Underlying For Sale and Residential Revenue Performance" section below for more information about this measure.

9 | Q3 2026

RENTALS Rentals revenue increased 26% year over year to $220 million in Q3, primarily driven by a 35% increase in multifamily revenue. We continue to grow our multifamily rentals marketplace, with a record 81,000 multifamily properties advertising across Zillow at the end of Q3 — up 17% year over year. NET INCOME (LOSS), ADJUSTED NET INCOME AND ADJUSTED EBITDA Net loss was $158 million in Q3, and net loss margin was 22%. Diluted net loss per share was $0.70 compared with Diluted net income per share of $0.04 in Q3 a year ago. Adjusted net income was $124 million and Diluted adjusted net income per share was $0.55 compared to $0.44 a year ago. Q3 Adjusted EBITDA was $182 million, and Adjusted EBITDA margin was 25%. Adjusted net income and Adjusted EBITDA exclude the impact of the $165 million Zillow Offers securities class action settlement, net of expected insurance recoveries. 10 | Q3 2026

Select Operating Expenses and Cost of Revenue Sales and marketing, technology and development, general and administrative expenses (select operating expenses) and cost of revenue totaled $853 million in Q3, up 14% from Q2 2026 and up 26% year over year. Quarter-over-quarter and year-over-year results were impacted by higher general and administrative expenses, which were up $148 million and $152 million, respectively. Higher general and administrative expenses were primarily associated with the $165 million Zillow Offers securities class action settlement, net of expected insurance recoveries. These were partially offset by a $14 million year-over-year decrease in headcount-related expenses, driven primarily by a decrease in share-based compensation expense. Adjusted EBITDA expenses36 were $542 million in Q3, up 6% year over year. The following table presents a reconciliation of Adjusted EBITDA expenses to select operating expenses and cost of revenue for the periods presented (in millions, except percentages, unaudited): 36Adjusted EBITDA expenses is a non-GAAP financial measure; it is not calculated or presented in accordance with GAAP. Please see the “Use of Non-GAAP Financial Measures” section below for more information about our presentation and calculation of Adjusted EBITDA expenses. 11 | Q3 2026

BALANCE SHEET & CASH FLOW SUMMARY Net cash provided by operating activities was $162 million in Q3 2026. We generated $46 million of Adjusted free cash flow37 in Q3 2026. We ended Q3 with cash and investments of $707 million, up from $682 million at the end of Q2. During Q3, we repurchased 0.5 million shares for $20 million. We have approximately $1.1 billion remaining on our share repurchase authorizations as of the end of Q3. With our $500 million undrawn revolving credit facility, we have total liquidity of $1.2 billion, which gives us continued flexibility on our financial priorities to invest in growth, maintain an adequate risk-based capital reserve, pursue potential M&A, and remain opportunistic with share buybacks. Outlook The following table presents our outlook for the three months ending Dec. 31, 2026 (in millions):38 ● In Q4, we expect total revenue of $635 million to $665 million. ○ We expect both Q4 For Sale revenue and Residential revenue to decline roughly 9% to 15% year over year. ■ In Q4, we expect year over year Underlying For Sale revenue performance to exceed purchase mortgage origination volume 38Zillow Group has not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net income (loss) within this communication because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include but are not limited to: income taxes that are directly impacted by unpredictable fluctuations in the market price of the Company’s capital stock, depreciation and amortization from new acquisitions, impairments of assets, and acquisition-related costs. These items, which could materially affect the computation of forward-looking GAAP net income (loss), are inherently uncertain and depend on various factors, many of which are outside of Zillow Group’s control. The Company has not provided a reconciliation of forecasted Adjusted EBITDA expenses to forecasted select operating expenses and cost of revenue, the most directly comparable GAAP financial measure, or forecasted Adjusted EBITDA margin to forecasted net income (loss) margin, for the same reasons. For more information regarding the non-GAAP financial measures discussed in this communication, please see the “Use of Non-GAAP Financial Measures” section below. 37Adjusted free cash flow is a non-GAAP financial measure; it is not calculated or presented in accordance with GAAP. Please see the “Use of Non-GAAP Financial Measures” section below for more information about our presentation and calculation of Adjusted free cash flow, including a reconciliation to the most directly comparable GAAP financial measure for the relevant periods. 12 | Q3 2026

for the industry by a margin similar to the 600 basis points we achieved in Q3.39 When adjusting for the impact of the transition to Preferred, we expect the combination of increased seasonality in Q4 and the impact from the difference in timing of revenue recognition in Zillow Home Loans to translate to 400 to 500 basis points of headwind to For Sale revenue performance and 900 to 1,000 basis points to Residential revenue performance in Q4, consistent with our prior expectations. ■ We expect Q4 Mortgages revenue to decline low single digits year over year at the midpoint of our outlook range. ■ Given the recent rapid rise in mortgage rates, we now expect purchase mortgage originations across the broader industry to decline 10% to 15% year over year in Q4. ○ We expect Q4 year-over-year Rentals revenue growth similar to Q3 2026. ● Q4 Adjusted EBITDA expenses are expected to be in the range of $530 million to $535 million. Our Adjusted EBITDA expenses imply 5% growth year over year. ● We expect Adjusted EBITDA of $100 million to $135 million in Q4. This implies 18% Adjusted EBITDA margin at the midpoint of our outlook range. 2026 OUTLOOK For the full year 2026, we expect: ● Total revenue growth of approximately 10% to 11% year over year. ○ Rentals revenue growth of approximately 30% year over year. ● Adjusted EBITDA of $655 to $690 million, implying 24% Adjusted EBITDA margins at the mid-point, flat year over year. ● We expect share-based compensation expense to be down more than 20% year over year, better than our previous expectation for it to be down more than 15% year over year. 39Underlying For Sale revenue performance is a non-GAAP financial measure. For Q4 2026, we calculate this measure as forecasted For Sale revenue performance (a decline of 9% to 15% year over year), plus our estimate of the headwind from the impact of transitioning connections to our Preferred partners (400 to 500 basis points), or an expected decline of approximately 4% to 11%. Please see the “Underlying For Sale and Residential Revenue Performance” section below for more information about this measure. 13 | Q3 2026

Forward-Looking Statements This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding our future targets and opportunities; the future growth, performance and operation of our business; our business strategies and ability to translate such strategies into financial performance; and the health of, and our impact on, the residential real estate industry. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “predict,” “will,” “projections,” “continue,” “estimate,” “outlook,” “opportunity,” “guidance,” “would,” “could,” “strive,” “path,” “positioned,” “on track,” “target,” “goal,” or similar expressions constitute forward-looking statements. Forward-looking statements are made based on assumptions as of November 4, 2026, and although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee these results. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control. Factors that may contribute to such differences include, but are not limited to: the health and stability of the economy and United States residential real estate industry, including changes in inflationary conditions, interest rates, housing availability and affordability, labor shortages and supply chain issues; our ability to manage advertising, product inventory and pricing, and to maintain relationships with our real estate partners; our ability to establish or maintain relationships with listing and data providers, which affects traffic to our mobile apps and websites; or changes to our rights to use or timely access listing data, or to the quality or quantity of such listing data; our ability to comply with current and future rules and requirements promulgated by National Association of REALTORS®, multiple listing services, or other real estate industry groups or governing bodies, or decisions to repeal, amend or not enforce such rules and requirements; our ability to navigate industry changes, including as a result of past, pending or future lawsuits, settlements or government investigations, which may include lawsuits, settlements or investigations in which we are not a named party; uncertainties related to policy changes, enforcement priorities, or government shutdowns at the federal and state levels; our ability to continue to innovate and compete to attract customers and real estate partners; our ability to effectively invest resources to pursue new strategies, develop new products and services and expand existing products and services into new markets; our ability to operate and grow Zillow Home Loans’ mortgage operations, including the ability to obtain or maintain sufficient financing to fund the origination of mortgages, meet customers’ financing needs with product offerings, continue to grow origination operations and resell originated mortgages on the secondary market; the duration and impact of natural disasters, climate change, geopolitical events, and other catastrophic events (including public health crises) on our ability to operate, demand for our products or services, or general economic conditions; our public statements, disclosures, targets, and product features related to sustainability matters; our ability to maintain adequate security controls or technology systems, or those of third parties on which we rely, to protect data integrity and the information and privacy of our customers and other third parties; our ability to navigate any significant disruption in service on our mobile apps or websites or in our network; the impact of past, pending or future litigation and other disputes or enforcement actions, which may include lawsuits or investigations to which we are not a party; our ability to attract, engage, and retain a highly skilled workforce; mergers, acquisitions, investments, strategic partnerships, capital-raising activities, or other corporate transactions or commitments by us or our competitors; our ability to continue relying on third-party services to support critical functions of our business; our ability to protect and continue using our intellectual property and prevent others from copying, infringing upon, or developing similar intellectual property, including as a result of artificial intelligence; our ability to comply with domestic and international laws, regulations, rules, contractual obligations, policies and other obligations, or to obtain or maintain required licenses to support our business and operations; our ability to pay our debt or to raise additional capital or refinance our indebtedness on acceptable terms, or at all; actual or anticipated fluctuations in quarterly and annual results of operations and financial position; actual or perceived inaccuracies in the assumptions, estimates and internal or third-party data that we use to calculate business, performance and operating metrics; and volatility of our Class A common stock and Class C capital stock prices. The foregoing list of risks and uncertainties is illustrative but not exhaustive. For more information about potential factors that could affect Zillow Group’s business and financial results, please review the “Risk 14 | Q3 2026

Factors” described in Zillow Group’s publicly available filings with the United States Securities and Exchange Commission (“SEC”). Except as may be required by law, Zillow Group does not intend and undertakes no duty to update this information to reflect future events or circumstances. No Incorporation by Reference This communication includes website addresses and references to additional materials found on those websites, including Zillow Group’s websites. These websites and materials are not incorporated by reference herein or in our other filings with the SEC. Use of Estimates and Statistical Data This communication includes estimates and other statistical data made by independent third parties and by Zillow Group relating to the housing market, the mortgage-rate environment, connections, conversion, engagement, growth, rental listings and other data about Zillow Group’s audience and performance and the residential real estate industry and purchase loan origination industry. These data involve a number of assumptions and limitations, which may significantly impair their accuracy, and you are cautioned not to give undue weight to such estimates. Projections, assumptions and estimates of future performance are necessarily subject to a high degree of uncertainty and risk. Use of Non-GAAP Financial Measures To provide investors with additional information regarding our financial results, this communication includes references to Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA expenses, Adjusted net income, Diluted adjusted net income per share and Adjusted free cash flow, all of which are non-GAAP financial measures not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We have provided a reconciliation below of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA expenses These non-GAAP measures are key metrics used by our management and board of directors to measure operating performance and trends and to prepare and approve our annual budget. In particular, we believe the exclusion of certain expenses in calculating these measures facilitates operating performance comparisons on a period-to-period basis. Our use of these non-GAAP financial measures has limitations as an analytical tool, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include, but are not limited to, the fact that such non-GAAP measures: • Do not reflect changes in, or cash requirements for, our working capital needs; • Do not consider the potentially dilutive impact of share-based compensation; • Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and these non-GAAP measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments; • Do not reflect impairment and restructuring costs; • Do not reflect interest expense or other income, net; • Do not reflect income taxes; • Do not reflect certain litigation costs directly associated with our antitrust litigation brought by the Federal Trade Commission (“FTC”) and state attorneys general (“FTC Matter”), consisting of legal fees and related expenses that we have determined arose outside the ordinary course of our business and are nonrecurring, infrequent, or unusual. In making this determination, we considered the following factors: (1) the FTC Matter is the first legal proceeding of this nature brought against us, and we do not currently expect similar proceedings to recur; (2) the nature of the remedies sought by the FTC, including, among other things, a permanent injunction and a divestiture of assets or reconstruction of businesses, differs from the relief 15 | Q3 2026

typically sought in our ordinary course litigation; and (3) the counterparties were a federal regulatory agency and state attorneys general, which are distinct from the type of counterparties involved in our ordinary course litigation; • Do not reflect the Zillow Offers securities class action (“ZO securities class action”) settlement, net of expected insurance recoveries, which we do not believe is reflective of our ongoing operating performance. In making this determination, we considered together the size of the settlement charge and that the ZO securities class action settlement relates to our Zillow Offers operations, which were wound down; and • May be calculated differently by other companies, including companies in our own industry, from the way we do, limiting their usefulness as comparative measures. Because of these limitations, you should consider these measures alongside other financial performance measures, including various cash-flow metrics, net income (loss), and our other GAAP results. Adjusted Net Income and Diluted Adjusted Net Income Per Share Our presentation of Adjusted net income and Diluted adjusted net income per share excludes the impact of share-based compensation, impairment and restructuring costs, FTC Matter litigation costs, the ZO securities class action settlement and income taxes. These measures are not key metrics used by our management or Board of Directors to measure operating performance or otherwise manage the business. However, we provide Adjusted net income and Diluted adjusted net income per share as supplemental information to investors, as we believe the exclusion of the results of share-based compensation, impairment and restructuring costs, FTC Matter litigation costs, the ZO securities class action settlement and income taxes facilitates investors’ operating performance comparisons on a period-to-period basis. You should not consider Adjusted net income and Diluted adjusted net income per share in isolation or as substitutes for analysis of our results as reported under GAAP. Adjusted Free Cash Flow We define Adjusted free cash flow as net cash provided by operating activities adjusted for purchases of property and equipment, purchases of intangible assets, net borrowings (repayments) on master repurchase agreements, and the initial payment in connection with the Redfin rentals partnership. Borrowings (repayments) on master repurchase agreements are used to fund Zillow Home Loans mortgage loan originations, and we consider them part of our ongoing liquidity management. The initial payment in connection with the Redfin rentals partnership was considered a one-time and nonrecurring cash flow, and we exclude it from our calculation as we believe it impacts the ability to evaluate the liquidity of our business operations on a period-to-period basis. We have included Adjusted free cash flow in this communication as it is a key metric used by our management to evaluate the effectiveness of our business strategies and execution and our ability to consistently generate cash from our core operations on a period-to-period basis. Our use of Adjusted free cash flow has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures. Other companies, including companies in our own industry, may calculate Adjusted free cash flow differently from the way we do, limiting its usefulness as a comparative measure. 16 | Q3 2026

We have provided a reconciliation above of Adjusted EBITDA expenses to select operating expenses and cost of revenue, the most directly comparable GAAP financial measure. The following tables present a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, and a calculation of Adjusted EBITDA expenses for each of the periods presented (in millions, unaudited):

	Three Months Ended				
	September 30, 2026	**June 30, 2026**	**March 31, 2026**	**December 31, 2025**	**September 30, 2025**
Net income (loss)	$ (158)	$ (4)	$ 46	$ 3	$ 10
Income taxes	3	1	2	—	2
Other income, net	(12)	(13)	(16)	(19)	(18)
Depreciation and amortization	64	65	65	65	67
Share-based compensation	74	75	81	95	99
Impairment and restructuring costs	32	36	—	—	2
FTC Matter litigation costs[1]	8	10	16	—	—
ZO securities class action settlement[2]	165	—	—	—	—
Interest expense	6	6	4	5	3
Adjusted EBITDA	$ 182	$ 176	$ 198	$ 149	$ 165

[1] Beginning with the three months ended June 30, 2026, we calculate and report Adjusted EBITDA excluding litigation costs directly associated with the FTC Matter, which we have determined to be nonrecurring, infrequent, or unusual and outside the ordinary course of our business. We have revised Adjusted EBITDA for the three months ended March 31, 2026 to conform to the current period presentation. As a result of this revision, Adjusted EBITDA for the three months ended March 31, 2026 increased by $16 million, from $182 million as previously reported to $198 million.

[2] Beginning with the three months ended September 30, 2026, we calculate and report Adjusted EBITDA excluding the ZO securities class action settlement, net of expected insurance recoveries, which we do not believe is reflective of our ongoing operating performance.

	Three Months Ended		
	September 30, 2026	**June 30, 2026**	**September 30, 2025**
Calculation of Adjusted EBITDA Expenses:			
Revenue	$ 724	$ 772	$ 676
Less: Adjusted EBITDA	(182)	(176)	(165)
Adjusted EBITDA expenses	$ 542	$ 596	$ 511

17 | Q3 2026

The following table presents a reconciliation of Adjusted net income to net income (loss) and associated per-share metrics for each of the periods presented (in millions, except per-share data, unaudited):

	Three Months Ended				
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Net income (loss)	$ (158)	$ (4)	$ 46	$ 3	$ 10
Share-based compensation	74	75	81	95	99
Impairment and restructuring costs	32	36	—	—	2
FTC Matter litigation costs[1]	8	10	16	—	—
ZO securities class action settlement[2]	165	—	—	—	—
Income taxes	3	1	2	—	2
Adjusted net income	$ 124	$ 118	$ 145	$ 98	$ 113
Diluted net income (loss) per share	$ (0.70)	$ (0.02)	$ 0.19	$ 0.01	$ 0.04
Diluted adjusted net income per share	$ 0.55	$ 0.52	$ 0.60	$ 0.39	$ 0.44

(1) Beginning with the three months ended June 30, 2026, we calculate and report Adjusted net income and Diluted adjusted net income per share excluding litigation costs directly associated with the FTC Matter, which we have determined to be nonrecurring, infrequent, or unusual and outside the ordinary course of our business. We have revised Adjusted net income and Diluted adjusted net income per share for the three months ended March 31, 2026 to conform to the current period presentation. As a result of this revision, Adjusted net income for the three months ended March 31, 2026 increased by $16 million, from $129 million as previously reported to $145 million, and Diluted adjusted net income per share increased by $0.07, from $0.53 as previously reported to $0.60.

(2) Beginning with the three months ended September 30, 2026, we calculate and report Adjusted net income and Diluted adjusted net income per share excluding the ZO securities class action settlement, net of expected insurance recoveries, which we do not believe is reflective of our ongoing operating performance.

18 | Q3 2026

For periods with GAAP net loss and Adjusted net income, the Adjusted diluted weighted-average shares outstanding used in the calculation of Diluted adjusted net income per share includes potentially dilutive securities that were excluded from the calculation of Diluted net loss per share, as the effect was anti-dilutive. The following table reconciles the denominators used in the Diluted net income (loss) per share and Diluted adjusted net income per share calculations (in thousands, unaudited): Three Months Ended   September 30, 2026 June 30, 2026 March 31, 2026 December 31, 2025 September 30, 2025 Diluted weighted- average shares outstanding 225,305 227,896 239,644 252,387 256,243 Effect of dilutive securities: Option awards 33 191 — — — Unvested restricted stock units 83 114 — — — Adjusted diluted weighted-average shares outstanding 225,421 228,201 239,644 252,387 256,243 The following table presents a reconciliation of Adjusted free cash flow to net cash provided by operating activities for the periods presented (in millions, unaudited):   Three Months Ended September 30, Nine Months Ended September 30, 2026 2025 2026 2025 Net cash provided by operating activities $ 162 $ 105 $ 373 $ 296 Purchases of property and equipment (34) (32) (104) (105) Purchases of intangible assets (9) (8) (28) (123) Net borrowings (repayments) on master repurchase agreements (73) 42 28 127 Initial payment in connection with Redfin rentals partnership — — — 100 Adjusted free cash flow $ 46 $ 107 $ 269 $ 295 19 | Q3 2026

The following tables present certain financial data, non-GAAP measures and associated year-over-year percentage changes for each of the periods presented (in millions, except percentages and margin basis points, unaudited):

	Three Months Ended September 30,				2025 to 2026 % Change	Nine Months Ended September 30,				2025 to 2026 % Change
	2026		2025			2026		2025		
Revenue:										
For Sale revenue:										
Residential	$	419	$	435	(4)%	$	1,334	$	1,286	4%
Mortgages		70		53	32%		218		142	54%
Total For Sale revenue		489		488	—%		1,552		1,428	9%
Rentals		220		174	26%		612		462	32%
Other		15		14	7%		40		39	3%
Total revenue	$	724	$	676	7%	$	2,204	$	1,929	14%
Other Financial Data:										
Gross profit	$	516	$	491	5%	$	1,597	$	1,439	11%
Net income (loss)	$	(158)	$	10	(1,680)%	$	(116)	$	20	(680)%
Net cash provided by operating activities	$	162	$	105	54%	$	373	$	296	26%
Non-GAAP Financial Measures:										
Adjusted EBITDA	$	182	$	165	10%	$	556	$	473	18%
Adjusted net income	$	124	$	113	10%	$	387	$	319	21%
Adjusted free cash flow	$	46	$	107	(57)%	$	269	$	295	(9)%

Percentage of Revenue:	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025	2025 to 2026 % Change	2025 to 2026 Margin Change Basis Points	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025	2025 to 2026 % Change	2025 to 2026 Margin Change Basis Points
Gross profit	71%	73 %	(3)%	(200)	72%	75 %	(4)%	(300)
Net income (loss)	(22)%	1 %	(2,300)%	(2,300)	(5)%	1 %	(600)%	(600)
Adjusted EBITDA	25%	24 %	4%	100	25%	25 %	—%	—
Adjusted net income	17%	17 %	—%	—	18%	17 %	6%	100

Underlying For Sale and Residential Revenue Performance

To better serve our customers, we are in the process of transitioning from our legacy advertising model (market-based pricing) to our Preferred advertising model. We expect that 100% of connections will be serviced by Preferred partners in the first half of 2027. This communication provides Underlying For Sale revenue performance and Underlying Residential revenue performance, which we estimate as reported For Sale or Residential revenue performance, as applicable, for the period presented, plus our estimate of the headwind from the impact of transitioning connections to our Preferred partners, for the period presented. We believe these measures provide investors with the ability to compare operating

20 | Q3 2026

performance on a period-to-period basis and against industry purchase mortgage origination volume. The calculation of these measures includes the following headwinds, as applicable:

- This transition creates a shift in revenue from Residential to Mortgages within our For Sale category. Under the legacy advertising model, both agent advertising and lender co-marketing revenue was earned and recognized in the Residential revenue category as connections were delivered. Once we earned that revenue, the customer's transaction moved off-platform. With the integrated transaction model, customers choose to stay on our platform past the agent connection, where they can work with an agent using Zillow's suite of agent products and choose their own service providers, including Zillow Home Loans. As this happens, an increasing share of For Sale revenue is recognized in Mortgages. Because of the transition to Preferred, there has been a consistent shift from Residential revenue to Mortgages revenue. We expect this impact to continue through the first half of 2027, before moderating in the second half of 2027.
- This transition to Preferred results in a difference in the timing of revenue recognition and the value we realize over the life of a connection. This difference is because Zillow Home Loans revenue is generally recognized near the time a loan is originated, which is six to twelve months after a connection is delivered. This difference has created a consistent 200 basis point headwind to For Sale revenue as more connections have shifted into our Preferred advertising model. We expect this headwind to moderate throughout 2027.
- There is a different seasonal pattern in Preferred revenue compared to our legacy advertising model. Because of seasonality, historically our connection volumes have declined in the range of 20-25% sequentially from Q3 to Q4, and then increased in Q1 compared to Q4. Zillow Preferred revenue follows this seasonality trend more closely versus our legacy advertising model.

Selected Historical Data

Beginning with the three months ended September 30, 2026, we enhanced our methodology for identifying and excluding from visits and unique users any activity that we identify as generated by automated programs rather than consumers ("automated traffic"), such as programs that access our websites to index or collect content. Previously, we excluded self-identified automated traffic and estimated and excluded other automated traffic through monitoring of traffic patterns. Because the volume and sophistication of automated traffic have increased in recent periods, including traffic designed to resemble consumer activity, we now identify and exclude automated traffic at the individual instance of access. Our methodology considers, among other factors, whether a user is signed in, the level of interaction during the instance of access, the traffic source and indicators of atypical network activity.

We have recast prior period visits and average monthly unique users to conform with the current period methodology.

The following tables present the recast of our visits and average monthly unique users for the periods presented (in millions):

	Three Months Ended				Twelve Months Ended
	March 31, 2024	**June 30, 2024**	**September 30, 2024**	**December 31, 2024**	**December 31, 2024**
Visits	2,231	2,410	2,353	1,969	8,963
Average monthly unique users	200	216	217	185	204

21 | Q3 2026

Three Months Ended Twelve Months Ended March 31, 2025 June 30, 2025 September 30, 2025 December 31, 2025 December 31, 2025 Visits 2,246 2,496 2,425 1,999 9,166 Average monthly unique users 204 222 222 198 211 Three Months Ended March 31, 2026 June 30, 2026 Visits 2,206 2,417 Average monthly unique users 209 216 22 | Q3 2026

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